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                                                                    EXHIBIT 99A.

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PRESS RELEASE
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Exchange Bancshares, Inc.                 Towne Bancorp, Inc.
237 Main Street                           610 E. South Boundary Street
Luckey, Ohio  43443                       Perrysburg, Ohio  43551-2535
Contact: Marion Layman, Chairman          Contact:   John Blevins, President
         or Thomas Elder, President

Phone: (419) 833-3401                              Phone (419) 874-2090
FAX:   (419) 833-3663                              FAX:  (419) 874-4740

FOR IMMEDIATE RELEASE

               EXCHANGE BANCSHARES, INC. ANNOUNCES ACQUISITION OF
                          TOWNE BANK, PERRYSBURG, OHIO

Luckey, Ohio, June 11, 1998--Exchange Bancshares, Inc., headquartered in Luckey, Ohio, has announced plans to expand its operations through the acquisition of Towne Bank, headquartered in Perrysburg, Ohio. The acquisition will be accomplished through the merger of Towne Bank with and into The Exchange Bank, the wholly owned subsidiary bank of Exchange Bancshares. The parties announced that they had signed a definitive agreement providing for the merger after the approval of the Boards of Directors of the two holding companies and their subsidiary banks.

"We are very excited to acquire Towne Bank and expand our operations into both Perrysburg, where the main office of Towne is located, and Sylvania, where Towne operates a branch office", said Marion Layman, Chairman of Exchange Bancshares. "These are two of the fastest growing areas in Northwest Ohio, which gives us the opportunity to significantly expand our franchise," added Tom Elder, President of Exchange.

John Weinert, Chairman of Towne Bancorp said "we are happy to have found a partner which also believes in community banking." Weinert added "Exchange has the type of philosophy towards it customers that Towne was organized to fulfill."

The terms of the transaction call for Exchange Bancshares to infuse capital into Towne Bank and for the payment of cash to Towne Bancorp, Inc. in return for its ownership of Towne Bank. The purchase price will be determined based upon a number of factors under a formula contained in the definitive agreement signed by the parties.

Conditions contained in the Agreement, including the approval of the Ohio Division of Financial Institutions and the Federal Reserve Bank of Cleveland are required to be met to consummate the transaction. Regulatory approval is expected to be received in the near future. Closing is expected to occur shortly after receipt of such approval.